Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of MiniMed Group, Inc. of our report dated August 26, 2025, except for the net sales by product category information included in Note 3 to the combined financial statements, as to which the date is October 28, 2025, relating to the combined financial statements of the Diabetes Business of Medtronic plc, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
February 24, 2026
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